Exhibit 10(g)

Retention Agreement (“Agreement”) between

James E. Daley (“Executive”) and EDS

This Agreement between Electronic Data Systems Corporation and James E. Daley (“Executive) is entered into effective as of February 4, 2003.

1.	Current Position:

Executive Vice President and Chief Financial Officer reporting to EDS’ Chairman & Chief Executive Officer. As of February 10, 2003, Executive shall assume the position of Executive Vice President of Client Solutions, Global Sales and Marketing, and EIT reporting to EDS’ Chairman & Chief Executive Officer.

2.	Annual Salary:

Executive’s current annual base salary, which shall only be reduced pursuant to a policy, program, or arrangement generally applicable to all similarly situated senior executives, is $585,000, payable in substantially equal installments on a semimonthly basis in accordance with EDS’ regular payroll practice. Executive’s annual base salary shall be reviewed on an annual basis.

3.	Bonus:

Executive will participate in EDS’ Executive Bonus Plan (“EBP”) or equivalent successor plan. Executive’s annual performance bonus target pursuant to the EBP or successor plan shall only be reduced pursuant to a policy, program, or arrangement generally applicable to all similarly situated senior executives. Pursuant to the terms of the 2003 EBP, Executive shall be provided a grant of 17,000 option shares (60% of his 2003 EBP target). The option shares awarded to Executive pursuant to the 2003 EBP shall fully vest on February 10, 2004, subject to Executive remaining employed by EDS through December 31, 2003. Upon vesting, the option shares awarded to Executive pursuant to the 2003 EBP shall be exercisable for two years (until February of 2006), irrespective of whether Executive remains employed by EDS after December 31, 2003.

4.	Group/Executive Benefits:

Executive and his family shall participate in any group life, health or disability insurance plan, in any pension, 401(k) or similar benefit plan (qualified, non-qualified and supplemental) or other fringe benefits of EDS, disability leave and vacation, on terms not less favorable to Executive than the terms uniformly available to other similarly situated executives of EDS.

5.	Pension Benefits:

Executive will be eligible to participate in EDS’ Retirement Plan, Restoration Plan and Supplemental Executive Retirement Plan (“SERP”). Executive shall further be provided an enhanced retirement benefit under the SERP by allowing him to accrue, during the first five (5) years of employment with EDS, Years of Credited Service at the rate of two (2) years for each actual year of service. Executive shall be provided with a minimum overall retirement benefit (payable from the three applicable plans — the EDS Retirement Plan, EDS Restoration Plan and the SERP) equal to $17,584.44 per month if he elects the single life annuity payment option, or $14,870.02 per month if he elects the 50% joint survivor payment option. Except as specifically indicated in this Agreement, it is understood and agreed that the payment of retirement benefits continues to be governed by the terms and conditions of the applicable plan(s). Executive acknowledges this Paragraph supersedes and prevails over all other prior agreements, understandings, or representations by or between the parties regarding Executive receiving enhanced retirement benefits.

6.	Equity Based Incentive Compensation:

Executive shall be eligible to receive future equity awards pursuant to the Amended and Restated Electronic Data Systems Corporation Incentive Plan (and all successor and/or similar plans) consistent with his performance, competitive pay practices generally and with other equity award programs generally made available to other senior executives of EDS. On February 10, 2003, Executive shall be awarded 100,000 option shares pursuant to the terms and conditions of the applicable EDS incentive plan and individual option award agreement. In addition to the above, on February 10, 2003, Executive shall be awarded 25,000 deferred stock units that shall vest and be made available to Executive pursuant to EDS’ Executive Deferral Plan (“EDP”), as well as the terms of the individual award agreement. The 25,000 deferred stock units shall fully vest on February 10, 2004, subject to Executive remaining employed by EDS through December 31, 2003.

7.	Separation Benefits:

(a) If Executive is involuntarily terminated without Cause or the Executive terminates employment for Good Reason (as defined in Exhibit “A”) on or before December 31, 2004, Executive, shall be entitled to receive within fourteen (14) days of his termination, in lieu of any other separation and/or severance payments or benefits, the following: (i) a lump sum payment equal to Executive’s accrued, but unpaid base salary through the date of termination, less all applicable deductions; (ii) a lump sum payment equivalent to two (2) times Executive’s final annual base salary, less all applicable deductions; (iii) a lump sum payment equivalent to two (2) times Executive’s annual performance bonus target as approved by the Compensation and Benefits Committee for the year in which he is terminated, less all applicable deductions; (iv) all deferred and restricted stock units and/or stock options awarded to Executive that remain outstanding on the date of termination shall immediately vest (excluding any unvested option shares awarded to Executive as a component of his annual bonus, which shall be forfeited as of the date of termination), shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDP), and with regard to all stock options, they shall be exercisable for a minimum period of one (1) year from the date of termination; and (v) a waiver of premiums for a period not to exceed eighteen (18) months if Executive elects to continue health care coverage under the EDS Health Benefit Plan as provided under COBRA.

(b) Executive’s receipt of the separation benefits described in Paragraph 7(a) of this Agreement are contingent upon Executive signing a release deemed appropriate by EDS in which Executive releases and/or waives any and all existing claims he may have against EDS. The receipt of the separation benefits described in Paragraph 7(a) are further contingent upon the release signed by Executive becoming effective.

(c) Any termination by EDS without Cause or by Executive for Good Reason shall be communicated by providing the other party with thirty (30) days prior written notice. Such notice shall be given in accordance with Paragraph 10 of this Agreement. Notwithstanding the above, all separation payments shall be in addition to payment of all Executive’s accrued but unpaid base salary.

8.	Expense Reimbursement and Allowances:

Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in accordance with EDS’ policies, practices and procedures.

9.	Entire Agreement:

This Agreement, in conjunction with Executive’s Change of Control Employment Agreement, Indemnification Agreement, as well as all written agreements Executive has entered into with EDS in connection with the Amended and Restated Electronic Data Systems Corporation Incentive Plan (and all prior or subsequent amendments), the Global Share Plan or the PerformanceShare Plan, which agreements, if any, are incorporated herein by reference, constitute the entire agreement between Executive and EDS with regard to the subject matters herein, and supersede and prevail over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written, regarding such matters. This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and the Chief Executive Officer of EDS. To the extent provisions in this Agreement directly conflict with provisions in the above-referenced agreements, the provisions in this Agreement shall control.

10.	Notice:

All notices shall be in writing and shall be given, if by Executive to EDS, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either EDS or Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

James E. Daley

_________________

_________________

If to EDS:

Electronic Data Systems Corporation

5400 Legacy Drive H3-1D-22

Plano, Texas 75024

Telecommunications Number: (972) 605-1926

Attention: Michael E. Paolucci,

       Managing Director, Global Compensation & Benefits

ELECTRONIC DATA SYSTEMS CORPORATION

/S/ RICHARD H. BROWN		Date:	February 4, 2003
By:	Richard H. Brown
Chairman of the Board and Chief Executive Officer

/S/ JAMES E. DALEY		Date:	February 4, 2003
James E. Daley

Exhibit A

“Cause” means: the Executive has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS’ lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS (recognizing that Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his duties and/or obligations to EDS, its Board of Directors, or its shareholders); (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS. For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of EDS.

“Good Reason” means: (i) the assignment to Executive of duties and responsibilities that are fundamentally inconsistent and constitute a dramatic diminution in the duties and responsibilities of Executive as described in this Agreement, excluding any such actions that are inadvertent or not taken in bad faith and which are remedied by EDS promptly after receipt of a notice thereof given by Executive; (ii) any failure by EDS to provide compensation and benefits to Executive as described in this Agreement, other than an isolated, immaterial and inadvertent failure not taken in bad faith and which is remedied by EDS promptly after receipt of notice thereof given by Executive; and (iii) EDS requiring Executive to be based at any office or location that is more than thirty (30) miles from Executive’s principal work location as of the effective date of this Agreement.